Exhibit 99.1

Cyclerion Therapeutics Announces Strategic Agreement with Medsteer and Progress Toward Initiating Phase 2 Proof-of-Concept Study for CYC-126 in Treatment-Resistant Depression

– Cyclerion Strengthens Development of Closed-Loop Anesthetic Platform through Strategic Collaboration Agreement with Medsteer –

– Comprehensive Business Update and Path to Initiating Phase 2 Proof-of-Concept (“POC”) Study in the Second Half of 2026 –

– Webcast Being Held on January 6, 2026 at 8:00 a.m. ET, Featuring Key Opinion Leader, Dr. Husseini Manji –

CAMBRIDGE, Mass., Jan. 5, 2026 (GLOBE NEWSWIRE) – Cyclerion Therapeutics, Inc. (Nasdaq: CYCN), a biopharmaceutical company pioneering neuropsychiatric therapies, today announced an application-specific, exclusive collaboration with Medsteer, a leader in anesthetic delivery systems driven by real-time patient feedback. The new collaboration agreement expands upon the parties’ existing development collaboration and is intended to enable the integration of Medsteer’s proprietary technology and know-how into Cyclerion’s lead program, CYC-126.

CYC-126 is a potentially novel anesthetic-based investigational therapy that incorporates real-time patient feedback and is currently being developed for the treatment of treatment-resistant depression (“TRD”). CYC-126 is being designed as an individualized, precision-delivered treatment that leverages well-characterized anesthetic agents in combination with real-time EEG monitoring and algorithm-guided dosing. Cyclerion believes this approach has the potential to enable clinicians to more precisely guide patients toward targeted brain states that may be associated with antidepressant effects, addressing a significant unmet need among patients with TRD who are looking for alternative therapies.

“This strategic collaboration with Medsteer marks an important step in advancing our lead program, CYC-126, a potential first-in-class therapy for treatment-resistant depression,” said Regina Graul, Ph.D., Chief Executive Officer of Cyclerion. “Medsteer’s deep translational expertise and proven closed-loop anesthetic delivery technology make them an ideal strategic partner to accelerate our anesthesia-enabled platform development while potentially reducing technical and execution risk. By combining Cyclerion’s neuropsychiatric and clinical development expertise with Medsteer’s leadership in closed-loop anesthetic delivery systems, we are strengthening our development strategy, reinforcing our clinical timeline, and moving forward with confidence toward initiating our Phase 2 proof-of-concept study in 2026.”

“Treatment-resistant depression remains one of the most pressing unmet needs in mental health. With the continued guidance of our leading scientific advisors, we believe CYC-126 represents a compelling opportunity to deliver a more individualized, technology-enabled approach for patients who are looking for different treatment options. Building on the strong progress of our multidisciplinary collaborations, we believe our platform has the potential to meaningfully advance the treatment paradigm for TRD and other neuropsychiatric diseases,” said Regina Graul, Ph.D., Chief Executive Officer of Cyclerion

“Integrating intelligent software agents with real-time patient feedback holds great potential to improve clinical outcomes. We are thrilled to ramp up our work with Cyclerion Therapeutics in the field of neuropsychiatry and leverage our proprietary algorithms to help build the next generation of therapies,” said Nicolas Choussat, co-founder and Chief Operating Officer of Medsteer.

Cyclerion will discuss these updates during tomorrow’s Investor Webcast, featuring Dr. Husseini Manji, a globally recognized leader in neuroscience and mental health innovation. Dr. Manji’s distinguished career spans leadership roles at the National Institutes of Health, where he advanced foundational research on synaptic plasticity, and at Janssen/Johnson & Johnson, where he served as Global Head of Neuroscience, driving the development of novel treatments for mood disorders. He currently holds professorships at Oxford University and Yale University, focusing on severe neuropsychiatric disorders, and is a member of the National Academy of Medicine. Dr. Manji is widely regarded as a thought leader in mental health policy and innovation, with hundreds of peer-reviewed publications and a track record of translating science into transformative therapies.

Cyclerion will also provide a broader business update highlighting the Company’s recent progress and its continued advancement toward initiating a multinational Phase 2 POC clinical study of CYC-126 in 2026.

Key Highlights

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Medsteer Strategic Collaboration: Cyclerion has entered into an option-to-license agreement with Medsteer SAS (“Medsteer”), a recognized leader in closed-loop anesthetic delivery solutions, providing access to validated EEG-guided closed-loop control technology, including computational control modules, control software, and extensive annotated datasets. Medsteer’s technology is supported by experienced engineering capabilities developed across more than 25 clinical settings and more than 9,000 patients. This collaboration is intended to accelerate the development of Cyclerion’s fit-for-purpose drug delivery system across its defined field, which extends beyond neuropsychiatric diseases such as TRD, to other applications excluding use in major surgery, intensive care units, or within the context of medical transport.

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Product Development Progress: Following today’s announcement of the strategic development collaboration with Medsteer, Cyclerion remains on track to complete device integration and finalize its proprietary drug delivery system ahead of the planned initiation of the Phase 2 POC study of CYC-126 in the second half of 2026. The Company expects to leverage primarily FDA-cleared device components, together with the Medsteer strategic partnership and the previously announced MIT license, with the Company’s own fit-for-purpose improvements, to support full device build prior to the Phase 2 POC start this year.

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Regulatory Path: Cyclerion is advancing its regulatory strategy to support initiation of a multinational Phase 2 POC clinical trial. The Company currently plans to target first patient enrollment in Australia in 2026 under the CTN/HREC (Clinical Trial Notification / Human Research Ethics Committee) pathway, which provides for an expedited review process, while continuing preparatory work to support a potential future U.S. IND submission. Initial POC clinical data from this program are currently expected in 2027.

Cyclerion will host a webcast tomorrow, January 6, 2026, at 8:00 a.m. Eastern Time to discuss the Medsteer Development Collaboration along with business updates on the path to initiating a Phase 2 POC study in 2026. Dr. Husseini Manji will also discuss the pressing need and potential market opportunity for CYC-126. To access the webcast, please visit the “News and Events” section under “Investors and Media” on the Cyclerion website at www.cyclerion.com. The replay will be available after posting and will remain archived for one year.

For more information about Cyclerion, please visit https://www.cyclerion.com/ and follow us on Twitter (@Cyclerion) and LinkedIn (www.linkedin.com/company/cyclerion).

About Cyclerion Therapeutics

Cyclerion Therapeutics, Inc. (“Cyclerion” or the “Company”) is a biopharmaceutical company focused on building a new pipeline of therapeutics for neuropsychiatric diseases, with CYC-126, an individualized therapy for TRD, as its foundational product candidate. Given the significant unmet medical need in TRD, the program’s stage of clinical development, and the strong commercial opportunity, the Company believes this program is well positioned to serve as the cornerstone of its future growth.

Cyclerion became an independent, publicly traded company on April 1, 2019, following a tax-free spin-off from Ironwood Pharmaceuticals, Inc. The Company was originally established to develop novel soluble guanylate cyclase (sGC) stimulators for serious diseases in both the central nervous system and the periphery. As part of its strategic shift toward neuropsychiatry, Cyclerion sold zagociguat and CY3018 to Tisento in 2023, out-licensed praliciguat in 2021, and is currently in diligence with other parties for olinciguat. The Company continues to leverage these legacy sGC assets with the goal of generating revenues to help fund its strategic pipeline in neuropsychiatry.

About Medsteer

Medsteer is a leading research innovator in the field of anesthetic delivery systems driven by real-time patient feedback. Using AI-based algorithms, Medsteer’s proprietary solution automates the delivery of propofol and remifentanil for all types of medical procedures and all patients. Medsteer’s EasyTIVA regulation algorithm has been clinically validated through more than 25 clinical settings and more than 9,000 patients.

Forward Looking Statement

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “believes,” “potential,” “anticipates,” “expects,” “plans,” “could,” “will,” “intends,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements about our ability to develop product candidates, the timing of initiation of our Phase 2 Proof-of-Concept study, our anticipated capital requirements and the timing of related milestones, and availability of clinical data. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Some of the key factors that could cause actual performance and results to differ materially from those projected or suggested in the forward- looking statements include, but are not limited to, the substantial doubt regarding the our ability to continue as a going concern, our ability to raise additional funding, our ability to enroll patients in future clinical studies, our ability to obtain regulatory approval for our product candidates, unanticipated changes to our nonclinical or clinical study protocols due to regulatory reasons or unanticipated events, which could lead to increased costs to us and could delay our development timeline, our reliance on third parties to conduct clinical studies and to manufacture drug supplies for our product candidates, our ability to adequately protect our intellectual property, and the other important risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 5, 2025. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Relations:

IR@cyclerion.com

Source: Cyclerion Therapeutics, Inc.